Exhibit 99.1

NEWS RELEASE

June 21, 2017
Noble Midstream Announces Private Placement of Common Units

Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced that it has priced a private placement of 3,525,000 common units representing limited partner interests of the Partnership for gross proceeds of approximately $143 million. Noble Midstream expects to use the net proceeds from the private placement to fund a portion of the acquisition of additional interests in Blanco River DevCo LP and Colorado River DevCo LP from Noble Energy, Inc. The private placement is expected to close June 26, 2017 in conjunction with the closing of the acquisition, both of which are subject to customary closing conditions.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein.